EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                      CONTACT:  OSCAR SURIS
                                                                  (954) 769-3576
                                                           SURISO@AUTONATION.COM


           AUTONATION ANNOUNCES COMMENCEMENT OF CONSENT SOLICITATION TO SEEK AMENDMENT TO TERMS OF ITS 9% SENIOR NOTES DUE 2008

         FORT LAUDERDALE, FLA. (OCTOBER 24, 2002) --- AUTONATION, INC. (NYSE:
AN), America's largest retailer of both new and used vehicles, announced today it has commenced the solicitation of consents from holders of its $450,000,000 of 9% Senior Notes due 2008 (the "Notes") to amend the Indenture governing the Notes. The purpose of the proposed amendment is to increase by $400 million the Company's capacity to make restricted payments under the terms of the Indenture, including payments for the repurchase of the Company's common stock. For a complete statement of the terms and conditions of the consent solicitation and of the proposed amendment to the Indenture, holders of the Notes should refer to the Consent Solicitation Statement dated October 24, 2002, which is being sent by the Company to all holders of the Notes as of October 23, 2002, the record date for the solicitation.

         The consent solicitation is conditioned on the receipt of consents from holders of at least a majority in aggregate principal amount of the outstanding Notes and other customary conditions. The consent solicitation will expire at 5 p.m., Eastern Time, on November 6, 2002, unless extended. Serving as Lead Solicitation Agent is Banc of America Securities LLC ("BAS"), along with J.P. Morgan Securities Inc. and Wachovia Securities serving as Co-Solicitation Agents. Questions regarding the consent solicitation may be directed to BAS at 888-292-0070 (toll free) or 704-388-4813 (collect). Innisfree M&A Incorporated is serving as Information Agent in connection with the consent solicitation. Requests for assistance in delivering consents or for additional copies of the Consent Solicitation Statement should be directed to the Information Agent at 888-750-5834 (toll free for Note holders) or 212-750-5833 (banks and brokers call collect). Wells Fargo Bank Minnesota, National Association, is serving as Tabulation Agent for the consent solicitation.


ABOUT AUTONATION, INC.
----------------------

         AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America's largest retailer of both new and used vehicles. Ranked #101 on the 2002 Fortune 500, AutoNation employs approximately 30,000 people and owns and operates 372 new vehicle franchises in 17 states. Additional information is available in the "About AutoNation, Inc." section of www.AutoNation.com, where consumers can find more than 88,000 vehicles available for sale, or at corp.AutoNation.com.


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CONSENT SOLICITATION
PAGE TWO


FORWARD-LOOKING STATEMENTS
--------------------------

         Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.


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